SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 30, 2007
(Date of earliest event reported)

VERSADIAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28195	11-3535204
(State or other	(Commission File	(IRS Employer
jurisdiction of incorporation)	Number)	Identification No.)

305 Madison Avenue, New York, NY	10165
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code	(212) 986-0886
_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2007, Registrant, through its wholly owned Innopump, Inc. subsidiary entered into a Supply Agreement and a related Tooling Amortization Agreement with Alltrista Plastics Corporation d/b/a Jarden Plastic Solutions, an Indiana corporation (the “Supplier”).

These two agreements became effective on April 30, 2007, when Sea Change Group, LLC, an entity under common control with the Registrant and the licensor to the Registrant of the technology covering the patented dual chamber dispensing pump produced by the Registrant, and Gerhard Brugger, the patent owner of the patented dual chamber dispensing pump, entered into an Agreement to License with the Supplier. This Agreement, a condition precedent to the effectiveness of the Supply Agreement and the related Tooling Amortization Agreement, provides security to the Supplier if the Registrant were to default in the performance of its obligations under the Supply Agreement.

The Supply Agreement provides, among other things, that the Registrant, over the five year term of the Agreement, shall purchase from the Supplier no less than 100,000,000 units of the Registrant’s 40 millimeter and 49 millimeter dual chambered dispensing pumps.

These Agreements provide that the Supplier will fund the estimated $4,000,000 cost of the injection molding, tooling and automatic equipment necessary to produce the products to be purchased by the Registrant. Although financed by the Supplier, the equipment will be owned by the Registrant.

The cost of the tooling and automatic equipment, with a three (3%) percent per annum interest factor, will be amortized over a period of 18 months against pumps purchased and delivered to the Registrant pursuant to the Supply Agreement, with a per unit amortization cost included in the cost price for the pumps. The Supply Agreement also contains normal commercial terms, including a representation by the Supplier as to the pumps being produced in accordance with specifications, indemnification of the Supplier by the Registrant against intellectual property infringement claims of third parties, insurance, confidentiality and termination provisions, including a right of optional termination by Registrant upon payment of all unamortized tooling and equipment costs plus a penalty, the amount of which varies based on the date of termination.

The price for the pumps is fixed, subject to adjustment at six month intervals to reflect changes in the cost of resins and other component parts.

The Supply Agreement also grants to the Supplier a right of first refusal to furnish additional tooling, if the Registrant elects to acquire additional tooling, and affords the Supplier a right to match the terms of a replacement supply contract at the end of the five year term of the Supply Agreement.

The related Agreement to License between the Supplier and Sea Change Group, LLC and Gerhard Brugger permits the Supplier, in the event of a default by the Registrant under the Supply Agreement, to require that Sea Change Group LLC and Brugger utilize Supplier to continue to produce and market the pumps that are the subject of the Supply Agreement for the remaining term of the Supply Agreement, if the Supplier is not then in default of its obligations under the Supply Agreement. In such case, the right of Supplier to continue to amortize the cost of the tooling and automatic equipment would continue.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Supply Agreement dated as of April 20, 2007 effective upon execution of the Agreement to License, between Alltrista Plastics Corporation d/b/a Jarden Plastic Solutions and Innopump, Inc.

10.2
Tooling Amortization Agreement dated as of April 20, 2007, effective upon execution of the Agreement to License, between Alltrista Plastics Corporation d/b/a Jarden Plastic Solutions and Innopump, Inc.

10.3	Agreement to License dated as of April 20, 2007, effective April 30, 2007 by and between Gerhard Brugger, Sea Change Group, LLC and Alltrista Plastics Corporation, d/b/a Jarden Plastic Solutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSADIAL, INC.

Date: May 4, 2007	By:	/s/ Geoffrey Donaldson
Geoffrey Donaldson
Chief Executive Officer